Exhibit 10.2

CONVERTIBLE PROMISSORY NOTE

(Accounts Payable Restructuring)

Principal Amount: US$137,301.99

Issue Date: December 31, 2025

FOR VALUE RECEIVED, Rainmaker Worldwide Inc., a Nevada corporation (the “Company”), hereby promises to pay to the order of Larchwood Management Partners Inc. (the “Holder”), the principal sum of US$137,301.99, together with interest thereon as set forth below.

1. Purpose of Note (AP Restructuring)

This Note represents the restructuring of bona fide accounts payable owed by the Company to the Holder for services previously rendered, which payables have been outstanding for more than ninety (90) days as of the Issue Date. The issuance of this Note is intended to improve the Company’s working capital position and align the Holder’s interests with the long-term growth of the Company.

2. Interest; Maturity

Interest. Interest accrues at 10% per annum, simple interest, from the Issue Date until paid or converted.

Maturity. One (1) year from the Issue Date, unless earlier prepaid or converted.

3. Conversion Rights

Optional Conversion. At any time prior to Maturity (subject to Section 5), the Holder may convert principal and accrued interest into the Company’s common stock, par value $0.001.

Conversion Price. $0.027 per share, representing the 30-day VWAP as of the Issue Date, no discount; fixed at issuance.

Mechanics. Shares issued within three (3) business days of a written conversion notice, subject to authorized shares.

4. Change in Control

4.1 “Change in Control” shall mean the occurrence of any transaction or series of related transactions that results in:

(a) any person or group (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the outstanding voting power of the Company’s capital stock;

(b) a merger, consolidation, or other business combination involving the Company in which the stockholders of the Company immediately prior to such transaction do not, immediately after such transaction, own a majority of the outstanding voting power of the surviving or resulting entity; or

(c) a sale, lease, transfer, or other disposition of all or substantially all of the assets of the Company.

4.2 Upon a Change in Control, the Holder may elect to (a) convert effective into Common Stock immediately prior to consummation at the Conversion Price, or (b) receive cash payment of outstanding principal and accrued interest concurrently with consummation.

5. Prepayment

The Company may prepay prior to delivery of a conversion notice with 30 days’ notice; after a conversion notice, the converted portion is not prepayable.

6. Events of Default

Failure to pay when due; uncured material breach after five (5) business days’ notice; insolvency or bankruptcy. Upon default, all amounts may be declared immediately due.

7. Securities Law Acknowledgement

Unregistered securities issued in reliance on exemptions. Legend removal/resale requires an opinion of counsel mutually acceptable to the Company and Holder, reasonably satisfactory to the Company.

8. Insider Acknowledgement

The Holder is an affiliate of the Company for U.S. securities law purposes; transactions are subject to applicable insider and resale restrictions.

9. Governing Law

This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

10. Miscellaneous

●	No shareholder rights attach to this Note until conversion.

●	This Note represents the entire agreement with respect to its subject matter.

●	Amendments must be in writing signed by both parties.

●	This Note may be executed in counterparts.

IN WITNESS WHEREOF, the parties have executed this Convertible Promissory Note as of the Issue Date first written above.

RAINMAKER WORLDWIDE INC.		LARCHWOOD MANAGEMENT PARTNERS INC.

By:		By:
Name:	James Ross	Name:	Michael O’Connor
Title:	Director	Title:	President